EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

Name	Jurisdiction of Incorporation

Lawson Products, Inc.	Illinois
Lawson Products Inc. (Ontario)	Ontario, Canada

Subsidiaries, that in the aggregate are not considered significant to the consolidated results of the Company at the end of December 31, 2015, have been omitted